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EXHIBIT 5.3


                                                              LESCO, INC.
                                                        STATEMENTS OF OPERATION
                                                              (UNAUDITED)

                                                                                              1998
                                                        ---------------------------------------------------------------------------

      (In thousands, except per share data)             1st Quarter       2nd Quarter    Six Months       3rd Quarter   Nine Months
                                                        -----------       -------------------------       -------------------------


Net sales                                                 $  72,690       $ 134,446       $ 207,136       $ 118,837       $ 325,973

Cost of sales                                                48,174          88,709         136,883          81,996         218,880
                                                          ---------       -------------------------       -------------------------

      GROSS PROFIT ON SALES                                  24,516          45,737          70,253          36,841         107,093

Warehouse & delivery expense                                  5,905          10,612          16,517           9,263          25,780
Selling, general & administrative expense                    20,009          22,279          42,288          22,441          64,728
                                                          ---------       -------------------------       -------------------------
                                                             25,914          32,891          58,805          31,704          90,508
                                                          ---------       -------------------------       -------------------------

      (LOSS) INCOME FROM OPERATIONS                          (1,398)         12,846          11,448           5,137          16,585

Other deductions (income):
      Interest expense                                        1,725           1,319           3,044           1,153           4,197
      Joint venture loss                                         73             716             789             909           1,698
      Results of joint venture operations                      (700)         (1,213)         (1,913)         (1,043)         (2,956)
                                                          ---------       -------------------------       -------------------------
                                                              1,098             822           1,920           1,019           2,939
                                                          ---------       -------------------------       -------------------------

(Loss) Income Before Income Taxes                            (2,496)         12,024           9,528           4,118          13,646

Income tax (benefit) expense                                   (974)          4,690           3,716           1,605           5,321
                                                          ---------       -------------------------       -------------------------


      NET (LOSS) INCOME                                   $  (1,522)      $   7,334       $   5,812       $   2,513       $   8,325
                                                          =========       =========================       =========================



      BASIC (LOSS) EARNINGS PER SHARE                     $   (0.18)      $    0.88       $    0.70       $    0.30       $    1.00
                                                          =========       =========================       =========================

      DILUTED (LOSS) EARNINGS PER SHARE                   $   (0.18)      $    0.85       $    0.67       $    0.30       $    0.97
                                                          =========       =========================       =========================



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